EXHIBIT 12



                        SIDLEY AUSTIN BROWN & WOOD LLP

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                               February 24, 2003






Merrill Lynch World Income Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536


Merrill Lynch Emerging Markets Debt Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

               Re: Reorganization of Merrill Lynch World Income Fund, Inc. and Merrill Lynch Emerging Markets Debt Fund, Inc.
                      -------------------------------------------------------

Ladies and Gentlemen:

     You have requested our opinion as to certain Federal income tax consequences of the acquisition by Merrill Lynch World Income Fund, Inc. ("World Income") of substantially all of the assets of, and the assumption by World Income of substantially all of the liabilities of, Merrill Lynch Emerging Markets Debt Fund, Inc. ("Emerging Markets"), and the simultaneous distribution of newly-issued shares of common stock, par value $.10 per share, of World Income, to the stockholders of Emerging Markets (the "Reorganization"). After the Reorganization, Emerging Markets will cease to operate, will have no assets remaining, will have final Federal and state (if any) tax returns filed on its behalf and will dissolve under Maryland law.

     This opinion letter is furnished pursuant to (i) the sections entitled, "The Reorganization--Terms of the Agreement and Plan of Reorganization--Required Approvals" and "The Reorganization--Terms of the Agreement and Plan of Reorganization--Amendments and Conditions" in the Proxy Statement and Prospectus, which is a part of the Registration Statement on Form N-14 (File No. 333-100524) of World Income, as amended and


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Sidley Austin Brown & Wood LLP                                      New York

Merrill Lynch World Income Fund, Inc.
Merrill Lynch Emerging Markets Debt Fund, Inc.
February 24, 2003
Page 2


supplemented to date (the "N-14 Registration Statement"), which became effective on November 11, 2002 and (ii) sections 8(g) and 9(h) of the Agreement and Plan of Reorganization, dated as of November 8, 2002, by and between World Income and Emerging Markets (the "Plan"). All terms used herein, unless otherwise defined, are used as defined in the Plan.

     In rendering our opinion, we have reviewed and relied upon (a) the Plan,
(b) the N-14 Registration Statement, and (c)(i) certain representations concerning the Reorganization made by World Income, dated February 24, 2003, and (ii) certain representations concerning the Reorganization made by Emerging Markets, dated February 24, 2003 (together, the "Representations") contained in the letters attached hereto.

     Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, it is our opinion that:

     1. The acquisition by World Income of all of the assets of Emerging Markets, as described in the Plan, will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and World Income and Emerging Markets will each be a "party" to the reorganization within the meaning of section 368(b) of the Code.

     2. In accordance with section 361(a) of the Code, Emerging Markets will recognize no gain or loss either on the transfer of substantially all of its assets to World Income in exchange solely for shares of common stock of World Income or on the simultaneous distribution of shares of common stock of World Income to its stockholders.

     3. Under section 1032 of the Code, World Income will recognize no gain or loss as a result of the Reorganization.

     4. In accordance with section 354(a)(1) of the Code, stockholders of Emerging Markets will recognize no gain or loss on the exchange of their respective shares of Emerging Markets for shares of common stock of World Income.

     5. The basis of the assets of Emerging Markets received by World Income in the Reorganization will be the same as the basis of such assets to Emerging Markets immediately before the Reorganization under section 362(b) of the Code.

     6. Under section 358 of the Code, immediately after the Reorganization, the basis of the shares of common stock of World Income received by stockholders of Emerging Markets



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Sidley Austin Brown & Wood LLP                                        New York

Merrill Lynch World Income Fund, Inc.
Merrill Lynch Emerging Markets Debt Fund, Inc.
February 24, 2003
Page 3


will be the same as the basis of their respective shares of Emerging Markets exchanged pursuant to the Reorganization.

     7. Under section 1223 of the Code, the holding period of the shares of common stock of World Income received in the Reorganization will include the holding period of the respective shares of Emerging Markets exchanged pursuant to the Reorganization, provided that such shares were held as a capital asset on the date of the Reorganization.

     8. The holding period of the assets acquired by World Income from Emerging Markets will include the period during which such assets were held by Emerging Markets under section 1223 of the Code.

     9. Pursuant to section 381(a) of the Code and section 1.381(a)-1 of the Income Tax Regulations, World Income will succeed to and take into account the items of Emerging Markets described in section 381(c) of the Code, subject to the provisions and limitations specified in sections 381, 382, 383 and 384 of the Code and the regulations thereunder. Under section 381(b) of the Code, the taxable year of Emerging Markets will end on the date of the Reorganization.

     Our opinion represents our best legal judgment as to the proper Federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate.

     We are furnishing this opinion letter to the addressees hereof, solely for the benefit of such addressees in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                          Very truly yours,


                                          /s/ Sidley Austin Brown & Wood LLP